EXHIBIT 10.1

                      AMENDMENT TO THE OMEGA RESEARCH, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN*

         WHEREAS: It is in the best interests of the Company to amend the Omega Research, Inc. 1997 Employee Stock Purchase Plan adopted by the Board of Directors and approved by the Shareholders of the Company on July 24, 1997 (the "Plan").

         RESOLVED: That paragraph (m) of Section 2 of the Plan be, and it hereby is, amended, restated and replaced in its entirety as follows:

         ""Purchase Price" shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower, in either event rounded up to the nearest One ($0.01) Cent."

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* Adopted by the Board of Directors by Unanimous Written Consent dated as of
  July 1, 1998.